Exhibit 99.1

ARGAN, INC. DECLARES REGULAR QUARTERLY CASH DIVIDEND OF $0.375 PER COMMON SHARE

December 12, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors declared a regular quarterly cash dividend in the amount of $0.375 per common share. The dividend will be payable on January 31, 2025 to stockholders of record at the close of business on January 23, 2025.

David Watson, President and Chief Executive Officer of Argan, commented, “We are pleased to declare a regular quarterly cash dividend of $0.375 per common share. We remain confident in our business and energized by the strong demand for new projects.

“Earlier this week we disclosed via Form 8-K that our subsidiary Gemma Power Systems received a full notice to proceed on an approximately 700 MW combined-cycle natural gas-fired power plant located in the United States. We are seeing a robust pipeline of opportunities as the industry accelerates efforts to build the facilities needed to provide reliable and high-quality power to support the expected significant growth in energy demand. We believe our expertise and well-established reputation as a partner of choice in the power industry position us well as we continue to pursue new opportunities.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s effectiveness in mitigating future losses related to the Kilroot loss contract. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com